                                                            Exhibit 99.(c)(6)


                              EMPLOYMENT AGREEMENT


            AGREEMENT, dated as of June 11, 1999, by and among Superior Services, Inc. (the "Company"), Vivendi (the "Parent") and Peter J. Ruud (the "Employee").

            WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 11, 1999, with Parent and Onyx Acquisition Corp., a wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub (i) a cash tender offer to purchase all of the common stock of the Company and (ii) following the successful completion of the tender offer, will merge with and into the Company, with the Company being the surviving corporation in the merger (collectively, the "Acquisition"); and

            WHEREAS, the Employee was employed by the Company prior to the execution of the Merger Agreement and the Parent desires to secure the Employee's continued employment with the Company following the date on which the Merger Sub is irrevocably committed to purchase the tendered shares under
Section 1.1(a) of the Merger Agreement (the "Effective Date").

1. EFFECTIVE DATE; PRIOR AGREEMENTS. On the Effective Date, all obligations of the Company (including, without limitation, the lump sum cash payment in immediately available funds of the Termination Payment, the Executive Awards (including the cashing-out of Employee's stock options), the Accrued Benefits and any Gross Up Payment) under the Employee's Key Executive Employment and Severance Agreement dated August 15, 1995, as amended ("KEESA"), and under the Employee's Employment Agreement ("Prior Employment Agreement") dated January 1, 1996, as amended (together each, a "Prior Agreement") resulting from the "Change in Control of the Company" (as defined under the Prior Agreements) caused by the Effective Date, will be satisfied as if a "Discretionary

      Termination" had been effected under the Prior Agreements by Employee. Except as provided below, on the Effective Date and after satisfaction of the above obligations, each Prior Agreement shall become null and void and this Agreement shall govern the employment relationship between the Employee and the Company; PROVIDED, HOWEVER, that (regardless of the termination of the Prior Agreements as of the Effective Date and any subsequent termination or expiration of this Agreement for any reason) the Company shall (a) on the Effective Date, pay Employee a cash lump sum payment in immediately available funds equal to the face value of all consulting payments which Employee would have otherwise received under the first paragraph of Section 4(c)(ii) of the Prior Employment Agreement and (b) continue to be obligated to timely and fully provide to Employee (i) all of the benefits under
      Section 5(c) of the KEESA and (ii) all of the benefits under the second paragraph of Section 4(c)(ii) of the Prior Employment Agreement, giving effect under each such provision to the "Change in Control of the Company" effected on and by the Effective Date and without requiring any further Change in Control of the Company or any termination of Employee's employment.

2.    EMPLOYMENT.

            The Company hereby employs the Employee, and the Employee agrees to serve as an employee of the Company, during the Period of Employment, as defined in Section 3 in the Employee's same position and role, with the same duties and responsibilities, all as in effect immediately prior to the Effective Date.

3.    PERIOD OF EMPLOYMENT.

            The "Period of Employment" shall be the period commencing on the Effective Date and ending on December 31, 2003 PROVIDED, HOWEVER, that commencing on December 31, 2002 and each December 31st thereafter, the term of the Agreement


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shall be extended for one additional year if at least 30 days prior to any such date, the Company and the Employee mutually agree to so extend this Agreement.

4.    DUTIES DURING THE PERIOD OF EMPLOYMENT.

            The Employee shall devote the Employee's full business time, attention and efforts to the affairs of the Company during the Period of Employment consistent with Employee's past practice prior to the Effective Date, PROVIDED, HOWEVER, that the Employee may engage in other activities, such as activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the board of directors of such other commercial organizations as the Company may from time to time agree to (which agreement will not be unreasonably denied, withheld or delayed if such activities are consistent with Employee's past practice prior to the Effective Date), and similar type activities to the extent that such other activities do not materially inhibit or prohibit the performance of the Employee's duties under this Agreement, or conflict in any material way with the business of the Company and its affiliates.

5.    CURRENT CASH COMPENSATION.

      (a)   BASE SALARY.

            As compensation for the Employee's services hereunder, the Company will pay to the Employee during the Period of Employment a base salary at the annual rate of salary payable by the Company which is in effect immediately prior to the Effective Date payable in accordance with the Company's payroll practices for senior executives. The Company shall review the base salary at least annually and in light of such review may, in the discretion of the Board of Directors of the Company (but shall not be obligated to), increase such base salary (but may not decrease such salary) taking into account any change in the Employee's then responsibilities, increases in the cost of living, performance by the Employee, and other pertinent factors.


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

      (b)   ANNUAL BONUS.

            In addition to the base salary referred to in paragraph (a) of this Section, during the Period of Employment the Employee will participate in an annual bonus plan no less favorable to Employee than his participation in the Company's historic Management Incentive Plan, but substituting pre-tax earnings in the formula for earnings per share and increasing the amount of cash bonus payable to take into account that stock options would not be stated thereunder. For this purpose "pre-tax earnings" will be calculated in the same manner as under the Long Term Performance Award Plan. It is understood and agreed that the Company shall amend its 1999 Management Incentive Plan (the "MIP") to provide that all eligible participants in such plan who remain employed by the Company (or a subsidiary of the Company) as of December 31, 1999 ("ELIGIBLE PARTICIPANTS"), will receive a bonus amount (as determined and adjusted as set forth in the next succeeding sentence) in cash equal to (i) the amount of cash and (ii) the fair market value of stock options (which shall be calculated in the manner set forth below), in each case, which such persons otherwise would have been entitled to receive under the MIP for the year ending December 31, 1999 (the "FIRST BONUS AMOUNT"). The First Bonus Amount shall be (a) calculated based on the financial results of the Company and its subsidiaries for the six-month period ending June 30, 1999, as compared to the financial results of the Company and its subsidiaries for the six-month period ended June 30, 1998 (and assuming a satisfactory rating on personal and departmental goals and objectives at the Company's headquarters for such six-month period in 1999), (b) divided by 2, and (c) paid no later than February 14, 2000. It is also understood and agreed that the Company shall further amend the MIP to provide that all Eligible Participants will receive a bonus amount (as determined and adjusted as set forth in the next succeeding sentence) in cash equal to (i) the amount of cash and (ii) the fair market value of stock options (which shall be calculated in the manner set forth below), in each case, which such persons otherwise would have been entitled to receive under the MIP for the year ending December 31, 1999 (the "SECOND BONUS AMOUNT"). The Second Bonus Amount


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shall be (a) calculated based on the percentage increase in the "pre-tax earnings" (as defined in the Company's Long Term Performance Award Plan) of the Company and its subsidiaries for the six-month period ending December 31, 1999, as compared to the pre-tax earnings of the Company and its subsidiaries for the six-month period ended December, 1998 (and assuming a satisfactory rating on personal and departmental goals and objectives at the Company's headquarters for such six-month period in 1999), (b) divided by 2, and (c) paid no later than February 14, 2000. The fair market value of stock options referred to in this section shall be deemed to be one-half of the excess of (x) the Merger Consideration over (y) the closing sale price for the Shares on the last business day preceding the date of this Agreement as reported by the Nasdaq National Market.

6.    OTHER EMPLOYEE BENEFITS.

      (a)   LONG TERM PERFORMANCE AWARD PLAN.

            The Employee shall be designated as a Participant in the Company's Long Term Performance Award Plan with a Pool Percentage as set forth therein.

      (b)   VACATION AND SICK LEAVE.

            The Employee shall be entitled to reasonable paid annual vacation periods, personal days and to reasonable sick leave consistent with the practices of the Company prior to the Effective Date.

      (c)   REGULAR REIMBURSED BUSINESS EXPENSES.

            The Company shall reimburse the Employee for all expenses and disbursements reasonably incurred by the Employee in the performance of the Employee's duties during the Period of Employment, and provide such other facilities, support staff, travel accommodation, transportation, recreational and entertainment opportunities and services as the Company and the Employee may, from time to time, agree are appropriate, all in accordance with the Company's established policies, but in no event less favorable than those provided to Employee prior to the Effective Date.

      (d)   EMPLOYEE BENEFIT PLANS.

            In addition to the cash compensation provided for in Section 5 hereof and the benefits to be provided under the Prior Agreements as set forth in Section 1 hereof, the Employee, subject to meeting eligibility provisions and to the provisions of this Agreement, shall be entitled to participate in the Company's employee benefit plans, as presently in effect or as they may be modified or added to by the Company from time to time, including, without limitation, plans providing retirement benefits, group-term life insurance, medical and hospitalization insurance, disability insurance, accidental death or dismemberment insurance, automobile allowances, fringe benefits and relocation benefits, provided that such benefits shall be no less favorable than those provided to Employee prior to the Effective Date.

      (e)   PARENT PLANS.

            To the extent practicable, Parent will endeavor to include Employee in Parent's equity-based compensation plans to the extent comparable participation is available to other similarly situated employees of Parent's non-French subsidiaries.

7.    TERMINATION.

      (a)   TERMINATION WITHOUT CAUSE; TERMINATION FOR GOOD REASON.

            If the Company should terminate the Period of Employment without Cause as defined below, or if the Employee should terminate the Period of Employment for Good Reason (as defined below), in addition to all other compensation and benefits, if any, payable as provided for hereunder, the Company shall pay to the Employee an amount equal to

            (i) (A) any unpaid Base Salary through the date of Termination plus (B) an amount designed to approximate the annual bonus under Section 5(b) accrued to the date of


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                  Termination, which shall be deemed to be the prior year's
                  annual bonus multiplied by a fraction, the numerator of which is the number of days from the beginning of such fiscal year through such Date of Termination and the denominator of which is 365, plus (C) any previously vested benefits, such as previously vested retirement benefits, plus (D) any deferred compensation (including, without limitation, interest or other credits on such deferred amounts), any accrued vacation pay and any reimbursement for expenses incurred but not yet paid prior to such Date of Termination (collectively, the "Accrued Obligations");

            (ii) a lump sum in cash paid within five (5) business days following the Date of Termination, equal to the number of years (including fractions thereof) remaining in the Period of Employment (without taking into account such early termination thereof) multiplied by the sum of (x) his then current base salary plus (y) his annual bonus received for the year prior to which such Date of Termination occurs (determined without regard to any performance goals); and


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

            (iii) a payment under the Long Term Performance Award Plan equal to the amount Employee would have received as if his Retirement Date were the date of his Termination of Employment.

            "Cause" shall mean the Employee's conviction of, or a plea of guilty to, a felony involving moral turpitude or willful violation of Section 8 or the Employee's willful gross negligence, material misconduct (including noncompliance with the Vivendi Code of Ethics) or material breach of this Agreement, resulting in material injury to the Company. For purposes of this definition, no act, or failure to act on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest, or not opposed to the best interests, of the Company. No termination for Cause shall be effective without (A) a resolution adopted by a majority of the Parent Executive Committee which sets forth the act (or failure to act) constituting Cause for termination, (B) if such act or failure to act is susceptible to cure, a reasonable period to effect such cure to the reasonable satisfaction of the Parent Executive Committee, and (C) opportunity for the Employee, together with the Employee's counsel, to be heard before the Parent Executive Committee.

            "Good Reason" shall mean: without the Employee's prior written consent (which may be denied, withheld, delayed or conditional for any reason in his discretion), (A) the relocation of the Company's principal offices more than 25 miles from its location immediately prior to the Effective Date or the Company requiring the Employee to be based at any location other than such principal offices, (B) a breach by the Company of any material provision of this Agreement which is not cured within five (5)


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

business days following written notification of such breach, or (C) a Change in Control or sale of Company or Parent.

      (b) Termination without Good Reason; Termination For Cause; Termination Due to Death or Disability.
            -------------------------------------------------------------------

            The Employee shall have the right, upon 30 days' prior written notice given to the Company, to terminate the Period of Employment without Good Reason. If the Employee should terminate the Period of Employment without Good Reason, the Company should terminate the Period of Employment for Cause, or the Period of Employment should be terminated due to the Employee's death or Disability, the Employee will be entitled to be paid (i) the base annual salary otherwise payable to Employee under paragraph (a) of Section 5 plus accrued annual bonus under Section 5(b) through the end of the month in which the Period of Employment is terminated and, if termination is due to death or Disability,
(ii) an immediate lump sum cash payment amount equal to the sum of (A) 150% times the annual bonus received by him for the year prior to which the Date of Termination occurs plus (B) 150% times his base salary at the rate in effect on the Date of Termination. For purposes of this Agreement, "Disability" means the Employee's inability to render, for a period of six (6) consecutive months, services hereunder by reason of permanent disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to such an independent medical physician each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination.

8.    NONCOMPETITION AND NONSOLICITATION.

      (a) The Employee hereby covenants and agrees that at no time during the Period of Employment nor for a period of two years following the termination thereof for any reason will he, without the prior


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            written consent of the Board of Directors of the Company, for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), provide consulting services to, be employed by, or own, manage, operate or control any business which is in competition with a business engaged in the solid waste industry in any state of the United States in which the Company or any subsidiary thereof are engaged in business at the time of such termination of employment. Notwithstanding the preceding sentence, the Employee shall not be prohibited from owning less than 1% of any publicly traded corporation, whether or not such corporation is in competition with the Company.

      (b) The Employee hereby covenants and agrees that, at all times during the Period of Employment and for a period of two years immediately following termination for any reason, the Employee shall not, without the prior written consent of the Board of Directors of the Company, solicit or take any action to cause the solicitation of any person who as of that date was a client, customer, vendor, consultant or agent of the Company to discontinue business, in whole or in part with the Company.


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      (c)   The Employee hereby covenants and agrees that, at all times during the Period of Employment and for a period of one year immediately following the termination thereof for any reason, the Employee shall not, without the prior written consent of the Board of Directors of the Company, employ or seek to employ any person employed at that time by the Company or any of its subsidiaries, or otherwise encourage or entice such person or entity to leave such employment, other than any relative of the Employee.

      (d) It is the intention of the parties hereto that the restrictions contained in this Section be enforceable to the fullest extent permitted by applicable law. Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable. Specifically, if any court of competent jurisdiction should hold that any portion of the foregoing description is overly broad as to one or more states of the United States, then that state or states shall be eliminated from the territory to which the restrictions of paragraph (a) of this Section applies and the restrictions shall remain applicable in all other states of the United States.


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

9.    CONFIDENTIAL INFORMATION.

            The Employee agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company, its subsidiaries and affiliates, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company, its subsidiaries and affiliates learned by him from the Company or any such subsidiary or affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company or any of its subsidiaries or affiliates, whether during or after his period of service with the Company, except (i) as such disclosure may be required or appropriate in connection with his work as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. The Employee agrees to give the Company advance written notice of any disclosure pursuant to clause (ii) of the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure. Upon request by the Company, the Employee agrees to deliver promptly to the Company or destroy upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company, subsidiary or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company's or any subsidiary's or affiliate's business and all property of the Company or any subsidiary or affiliate associated therewith, which he may then possess or have under his direct control, other than personal notes, diaries, rolodexes and correspondence.


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

10.   GOVERNING LAW.

            This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of Wisconsin, without reference to rules relating to conflicts of law. If under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

11.   NOTICES.

            All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person, or five (5) days after deposit thereof in the U.S. mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice shall be sent to each party as follows:

                        (a)   Employee, to:


                        (b)   Company, to:

                  Superior Services, Inc.
                  125 South 84th Street
                  Suite 200
                  Milwaukee, WI  53214
                  (414) 479-7400 (facsimile)

                  Attention:  General Counsel

                  Copy: Steven Barth
                        Foley & Lardner
                        Firstar Center
                        777 East Wisconsin Avenue
                        Milwaukee, WI  53202-5367
                        (414) 297-4900 (facsimile)


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

                        (c)   Parent to:.

                  Vivendi
                  42, Avenue De Frieland
                  75380 Paris CEDEX 08
                  FRANCE
                  011 331 7171 1179 (facsimile)

            In lieu of personal notice or notice by deposit in the U.S. mail, a party may give notice by confirmed telegram, telex or fax, which shall be effective upon receipt.

12.   MISCELLANEOUS.

      (a)   ENTIRE AGREEMENT.

            This Agreement constitutes the entire understanding among the Company, the Parent and the Employee relating to employment of the Employee by the Company and, except as provided in Section 1 hereof, with respect to Company's ongoing obligations under Section 5(c) of the KEESA and the second paragraph of Section 4(c)(ii) of the Employment Agreement, supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement may be amended but only by a subsequent written agreement of the parties. This Agreement shall be binding upon and shall inure to the benefit of the Employee, the Employee's heirs, executors, administrators and beneficiaries, and the Company and its successors.

      (b)   WITHHOLDING TAXES.

            All amounts payable to the Employee under this Agreement shall be subject to applicable withholding of income, wage and other taxes.

      (c)   MUTUAL CONSENT TO LEGAL REPRESENTATION OF EMPLOYEE.

            Each of Parent, the Company and the Employee understand, consent and agree that, despite Foley & Lardner's role as principal outside counsel to the Company, because of the circumstances arising out of Parent's acquisition of the Company pursuant


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to the Merger Agreement, Foley & Lardner has negotiated this Agreement on behalf of Employee with counsel to Parent. Without limiting or affecting the extent of each party's consent evidenced above, each of Parent, the Company and the Employee agree that Foley & Lardner's role in connection herewith shall not in any way prevent, adversely affect or limit Foley & Lardner's past, current or future representation of the Employee, the Company or Parent on matters unrelated to this Agreement (including, with respect to the Company and the Employee, in connection with the Acquisition and the events, agreements and transactions contemplated by the Merger Agreement); PROVIDED, HOWEVER, that if any dispute or disagreement between the Employee, on the one hand, and the Company or Parent, on the other hand, may hereafter arise under this Agreement or otherwise, then Foley & Lardner will not represent either party in connection with such dispute.

      (d)   NO MITIGATION OR OFFSET.

            The Company and Parent agree that, if the Employee's employment with the Company terminates for any reason, the Employee is not required to seek any other employment or to attempt in any way to reduce any amounts payable to or in respect of the Employee by the Company or Parent pursuant to this Agreement or the ongoing obligations of the Company under the Prior Agreements. Further, the amount of any payment or benefit provided for in this Agreement or under the Prior Agreements shall not be reduced by any compensation earned by the Employee, as the result of the Prior Agreements, employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company or Parent or otherwise.

      (e)   LEGAL FEES.

            The Company shall pay to the Employee or his counsel all legal fees and expenses reasonably incurred by the Employee in disputing in good faith any issue hereunder relating to the termination of the Employee's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or the Prior


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

Agreements or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit provided hereunder or under the Prior Agreements.

      (f)   ARBITRATION.

            (i) Any dispute, controversy or claim arising out of or relating to this Agreement or the Prior Agreements, a breach thereof or the coverage or enforceability of this Section 10(f) shall be settled by arbitration in Milwaukee, Wisconsin (or such other location as the Company and the Employee may mutually agree), conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules are in effect in Milwaukee, Wisconsin on the date of delivery of demand for arbitration. The arbitration of any such issue, including the determination of the amount of damages, shall be to the exclusion of any court of law.

            (ii) There shall be three arbitrators, one to be chosen by each party at will within ten (10) days from the date of delivery of demand for arbitration and the third arbitrator to be selected by the two arbitrators so chosen. If the two arbitrators are unable to select a third arbitrator within ten (10) days after the last of the two arbitrators is chosen by the parties, the third arbitrator will be designated, on application by either party, by the American Arbitration Association. The decision of a majority of the arbitrators shall be final and binding on both parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. Judgment upon any award of the arbitrators may be entered in any court having jurisdiction, or application may be made to any such court for the judicial acceptance of the award and for an order of enforcement.

            (iii) The Company shall pay both its and Employee's fees and expenses incurred in connection with any arbitration arising out of this Agreement, unless a majority of the arbitrators concludes that such arbitration procedure was not instituted in good faith by the Employee.

      (g)   PARENT GUARANTEE.

            Parent hereby unconditionally guarantees and agrees to be jointly and severally responsible with the Company for full and timely payment and performance of the Company's obligations hereunder.

      (h)   INDEMNIFICATION.


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

            The Company shall maintain its existing directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board of Directors of the Company) to the extent provided for as of the date of this Agreement, and the Employee shall be covered under such insurance for actions (or inactions) taken during the Period of Employment to the same extent as other senior executives of the Company. The Employee shall be eligible for indemnification by the Company under the Company by-laws as currently in effect and under Wisconsin law for actions (or inactions) taken during the Period of Employment, and the Company agrees that it shall not take any action except as permitted by law that would impair the Employee's rights to indemnification under the Company by-laws, as currently in effect or under Wisconsin law.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

                                             VIVENDI



                                             By: /s/ Henri Proglio
                                                --------------------------------
                                                 Henri Proglio

                                             SUPERIOR SERVICES, INC.



                                             By: /s/ G. William Dietrich
                                                --------------------------------
                                                 G. William Dietrich


                                                     /s/ Peter J. Ruud
                                             -----------------------------------
                                                        Peter J. Ruud


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